EXHIBIT 10.3

EXECUTIVE INCENTIVE COMPENSATION PLAN (EICP)

As of January 1, 2014

PLAN DOCUMENT
1.0    Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Seattle’s Executive Incentive Compensation Plan (EICP) is to achieve these objectives:

1.1.1	Align executives and other key officers of the Bank on fulfilling the Bank’s mission and vision within the framework of the Bank’s shared values;

1.1.2	Ensure that the Bank’s executives and other key officers focus on achieving the Bank’s annual financial goals within the parameters of the Bank’s risk appetite;

1.1.3	Provide executives and other key officers incentives that, when combined with base salaries, provide a competitive compensation package; and

1.1.4	Serve as a retention device by deferring a portion of the earned award.

1.2
The Plan is a cash-based incentive plan, formulaic in nature and definitive in terms of minimum, target and excess levels of performance that reflects the objectives in the Bank’s strategic business plan.

1.3	The Performance Measures and Award Opportunities for a Plan Year are set forth in Appendix A and Appendix B, respectively.

2.0	Definitions

2.1	When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1	Award Opportunity is the award percentage (see Appendix B) that may be earned at the end of the Plan Year based on achievement of the Performance Measures (see Appendix A).

2.1.2	Bank means the Federal Home Loan Bank of Seattle.

2.1.3
Base Salary is defined as the Participant’s earned income for the Plan Year, which includes their base pay, overtime (if applicable), before any other add-ons (i.e. bonuses, incentive pay, etc.) and after any adjustments (i.e. leave w/o pay).

2.1.4	Board means the Bank’s Board of Directors.

2.1.5	Committee means the Governance and Compensation Committee of the Board.

2.1.6	Disabled means the Participant is receiving benefits under the Bank’s Long Term Disability Plan.

2.1.7	Finance Agency or FHFA means the Federal Housing Finance Agency.

2.1.8	Other Designated Officer means a Participant in the Plan other than the President or a Senior Officer.

2.1.9	Participant means an employee who participates in the Plan pursuant to Section 3.0.

2.1.10	Performance Measure means each performance factor that is taken into consideration under the Plan in determining the Participant's incentive award.

2.1.11	Plan means the Executive Incentive Compensation Plan.

2.1.12	Plan Award means an amount that is determined at the end of the Plan Year based on results of the Performance Measures, subject to adjustments as provided in Section 6.0.

2.1.13	Plan Year means the calendar year, January 1 through December 31, over which the Performance Measures identified in Appendix A are measured.

2.1.14	President means the President and Chief Executive Officer of the Bank.

2.1.15	Senior Officer means a Senior Executive Officer of the Bank who is SVP and above (excluding the Director of Auditing).

3.0	Eligibility

3.1	Eligibility for participation in the Plan is limited to the President, Senior Officers and Other Designated Officers of the Bank, as defined in Appendix B.

3.2	In order to participate in the Plan, all Participants must be employed by the Bank prior to October 1st in the Plan Year.

3.3	Employees who are transferred or promoted into the President or Senior Officer position during the Plan Year will become eligible for this Plan pursuant to Section 10.2.

3.4	An Employee that is a participant in any other annual incentive compensation plan of the Bank will not be eligible to participate in this Plan.

3.5	Contract employees, temporary employees, and part-time employees are not eligible to participate in the Plan.
4.0    Goal Structure

4.1	Incentive payments under the EICP will be based on achievement of corporate financial performance goals such as:

•	·Level of retained earnings;

•	Ratio of market value of equity-to-par value of capital stock (MVE/PVCS);

•	Profitability, e.g. net interest margin or spread between return on capital and one-month LIBOR;

•	Advances outstanding to members;

•	Improvements in Bank operations/reduced operational risk; and

•	Customer satisfaction as measured by a survey.

5.0	Performance Measures

5.1	Performance Measures will be established with respect to each Plan Year as described in Appendix A. Three achievement levels will be set for each Bank Performance Measure:

Threshold	The minimum level of achievement for the Performance Measure(s).

Target	The target level of achievement for the Performance Measure(s).

Excess	The maximum level of achievement for the Performance Measure(s).

5.2	At the beginning of each Plan Year, Performance Measures will be reviewed by the Committee and approved by the Board.

5.3	The Participant’s incentive award will be based on the achievement level of the Performance Measures.

5.4
All Performance Measures are to remain in effect for the entire Plan Year. However, after the Plan Year commences, the Committee and with Board approval, may modify Bank Performance Measures, subject to FHFA review and non-objection.

6.0	Award Determination

6.1	Each Performance Measure will be evaluated at the end of the Plan Year based on performance results at or between threshold and target, or target and excess, as identified in Appendix A.

6.2	Based on the results from Section 6.1, an interpolated Award Opportunity will be derived from Appendix B, and an incentive award will be determined for each Performance Measure.

6.3
The Plan Award will be the composite of the incentive awards derived in Section 6.2, for each Performance Measure provided in Appendix A, less any reductions due to non-achievement of other key objectives.

7.0	Award Conditions

7.1	No incentive award will be earned on any individual Performance Measure in which the Bank fails to achieve threshold.

7.2	No incentive award will be paid if the Participant does not have satisfactory performance during the Plan Year.

7.3
Fifty percent (50%) of any award earned in a Plan Year will be paid to Participants in the first quarter of the following calendar year. The remaining 50% will be deferred and will be paid according to the terms in Appendix B.

8.0	Plan Communication

8.1	Communications with Participants regarding the Plan should be made according to the following schedule:

First quarter of	Communicate Anticipated

Plan Year	Performance Measures.

30 days after Finance	Communicate Plan document and

Agency non-objection	material changes.

After end of Plan Year	Final assessment of Bank Performance
Measures and Other Key Objectives.

9.0	Administrative Control

9.1	The Committee will administer the Plan and may delegate day-to-day administration to the Bank’s Human Resources Department.

9.2
In addition to the authority expressly provided in the Plan, the Board shall have such authority to control and manage the operation of the Plan and shall have all authority necessary to accomplish these purposes, including, but not limited to, authority over interpretation of the terms of the Plan, the eligibility of any person to participate in the Plan and to receive benefits under the Plan, and any Plan Award payouts from the Plan. The Board’s determinations and interpretations regarding the Plan shall be final, binding, and conclusive, subject to FHFA review and non-objection.

10.0	Miscellaneous Conditions

10.1	Except as provided in Section 10.3, Participants must be employed by the Bank until the pay period in which the Plan Award payments are made.

10.2	After the Plan Year commences, employees of the Bank who are promoted into a Senior Officer position will become eligible for this Plan and eligible to receive a pro-rated incentive award.

10.3
The President may nominate Senior Officers who retire, die, or become disabled to be eligible to receive a prorated current Plan Year or deferred award, subject to Board approval, and consistent with other provisions of the Plan.

10.4	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

10.5
The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Bank to continue the service of any employee or Participant, or to affect or modify any employee's or Participant's term of employment in any way.

10.6	The right of the Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.

10.7	All incentive awards under the Plan will be paid out through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.

10.8	Incentive awards will be made as soon as practical following the end of the Plan Year, but no later than March 15, and are subject to Finance Agency non-objection.

10.9
The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to reduce any recommended incentive award amount, without the consent of any Participant, subject to FHFA review and non-objection. The Board shall consider other factors in determining a reduced award amount, including but not limited to: imprudent or excessive risk-taking that might jeopardize the financial condition or the future performance of the Bank; operational errors or omissions that result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; submission of information to the Securities and Exchange Commission, Office of Finance and/or FHFA that is untimely; or the Bank fails to make sufficient progress, as determined by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring attention.

10.10
Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

10.11	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

10.12	The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.

10.13
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

10.14
In accordance with 10.3, if a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

10.15	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

10.16
If, after all or a portion of a Participant’s award has been paid, the Board determines that the Participant perpetrated or engaged in a fraud, deception or other corporate malfeasance, the Board will pursue repayment of any such award and/or may require the Participant to forfeit future deferred payments, subject to FHFA review and non-objection.

APPENDIX B

2014 Plan Year Award Opportunities (as a percentage of Base Salary)
The following table provides the Minimum, Target and Excess percentage payouts or Award Opportunities, as a percentage of Base Salary, for the 2014 Plan Year at each level in the EICP:

Classification	Threshold/Target/Excess Reward as a % of Base Salary
Level 3	30% /	60% /	95%
Level 2	25% /	50% /	80%
Level 1	20% /	40% /	60%

Timing of Payments
Fifty percent (50%) of any award earned in 2014 will be paid to Participants in early 2015. The remaining 50% will be deferred and will be paid in one-third increments in 2016, 2017, and 2018, provided that the quarterly average of the Bank’s Economic Value of Capital Stock1 (EVCS) in the preceding calendar year remains at or above 100%. If the quarterly average of EVCS in the preceding calendar year is less than 100%, then the deferred payment for the year in question will be forfeited.
Tying the amount of the deferred award paid to the level of the Bank’s EVCS ensures that over the interim period, management continues to operate the Bank in a profitable, prudent manner. It also ensures that management does not take short-term measures in 2015 to secure a long-term incentive award in 2016 or later that would be detrimental to the Bank over the long-term.
Participation Levels
Level 3: President & CEO
Level 2: Senior Vice Presidents
Level 1: Other Designated Officers - may include senior positions at the First Vice President or Vice President level who are key contributors in the organization. Participation will be determined by the President, in cooperation with the Senior Officers.
1 EVCS is defined as the economic value of equity (EVE) divided by the book value of capital stock (BVCS). EVE measures the net present value of the Bank by discounting all future cash flows at the CO curve. EVCS thus measures the value of the Bank as a going concern (i.e., represents the Bank’s long-term earnings potential with positions held to maturity rather than exposed to temporary market value fluctuations).